UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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LITHIA MOTORS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LITHIA MOTORS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 10, 2007

To the Shareholders of Lithia Motors, Inc.:

I am pleased to invite you to the Annual Meeting of Shareholders of LITHIA MOTORS, INC., which will be held at the Ashland Springs Hotel, 212 E. Main Street, Ashland, Oregon 97520, on Thursday, May 10, 2007, at 4:00 p.m., Pacific Daylight Time for the following purpose:

1.               To elect five (5) directors to serve for the ensuing year.

We will also consider and act on such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 9, 2007 as the record date. Only holders of record of our common stock at the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in this proxy statement.

The proxy statement, the proxy card, a return envelope and a copy of the Annual Report to Shareholders describing our operations for the year ended December 31, 2006 are enclosed.

I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. Your shares will be voted at the meeting in accordance with your instructions.

Very truly yours,

SIDNEY B. DeBOER
Chairman of the Board and
April 2, 2007	Chief Executive Officer

LITHIA MOTORS, INC.

PROXY STATEMENT

General

This proxy statement and the accompanying 2006 Annual Report to Shareholders, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of Lithia Motors, Inc., an Oregon corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2007 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the Ashland Springs Hotel, 212 E. Main Street, Ashland, Oregon 97520 on Thursday, May 10, 2007, at 4:00 p.m. Pacific Daylight Savings Time and any adjournment thereof. These proxy materials and our 2006 Annual Report to Shareholders are being mailed on or about April 2, 2007 to shareholders of record as of March 9, 2007.

Solicitation and Revocation of Proxies

The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Lithia Motors, Inc.

The Board of Directors has designated Sidney B. DeBoer and M. L. Dick Heimann as the proxy holders for the Annual Meeting. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the proxy card, it will be voted in accordance with any specification made. Proxies submitted without specification will be voted to elect the nominees for directors proposed by the Board of Directors and for each of the proposals listed on the Notice of Annual Meeting.

A proxy may be revoked by a shareholder prior to its exercise by written notice to the Secretary of Lithia Motors, Inc., by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later dated proxy will not affect a vote on any matter taken prior to its receipt by us.

Our principal executive office and mailing address is at 360 E. Jackson Street, Medford, Oregon 97501.

Voting at the Meeting

Our Class A common stock and Class B common stock constitute the only classes of securities entitled to notice of and to vote at the meeting. As of the record date, there were 15,872,601 shares of Class A common stock and 3,762,231 shares of Class B common stock outstanding and entitled to vote. All shares will vote together as a single voting group on all matters submitted to a vote of the shareholders at this year’s Annual Meeting. Our executive officers and directors hold a total of approximately 2.8% of the Class A common stock and 100% of the Class B common stock.

At the annual meeting, each share of Class A common stock outstanding is entitled to one vote per share and each share of Class B common stock outstanding is entitled to ten votes per share.  For a quorum to exist, there must be represented at the meeting in person or by proxy shares representing a majority of the votes entitled to vote at the meeting.

Proxies that expressly indicate an abstention as to a particular proposal and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will be counted. Therefore, abstention from voting and non-voting by brokers will have no effect.

BUSINESS TO BE CONDUCTED AT THE MEETING

Proposal No. 1

Election of Directors

Our bylaws provide for not less than two and not more than seven directors. Mr. Gerald Taylor, a current director, will retire from the Board coincident with this Annual Meeting. With his retirement, the Board of Directors is establishing the number of directors at five and is not recommending a replacement at this time. Directors are elected by the shareholders at our Annual Meeting and serve until the next annual meeting or until their successors are elected and qualified. The following are the nominees proposed by our Board of Directors:

Nominee Name	Age	Has Been a Director Since
Sidney B. DeBoer	63	1968
Thomas Becker	55	1997
M. L. Dick Heimann	63	1970
Maryann N. Keller	63	2005
William J. Young	64	1997

Each of these nominees is presently serving on our board. Mr. DeBoer is the father of our executive officers Bryan B. DeBoer and Jeffrey B. DeBoer. There are no other family relationships among our executive officers and directors.

Certain biographical information is as follows:

Sid DeBoer has served as our Chairman, Chief Executive Officer and Secretary since 1968. He also is a member of various automobile industry organizations, including the President’s Club of the National Automobile Dealers Association, state auto dealers associations and the DaimlerChrysler National Dealer Council. Mr. DeBoer has earned several awards including the Time Magazine Quality Dealer Award in 1997, the Sports Illustrated All-Star Dealer Award in 1990 and Medford Chamber of Commerce Awards in 1986, 1991, 1993, 1998 and 2000. Mr. DeBoer is active with several community and charitable organizations, including Southern Oregon University Foundation Board, Oregon Community Foundation and Oregon Shakespeare Festival. Mr. DeBoer attended Stanford University and the University of Oregon.

Tom Becker became a director in March 1997. Mr. Becker is the Chief Executive Officer of Pacific Retirement Services, Inc. and Rogue Valley Manor, a continuing care retirement community, in Medford, Oregon. Pacific Retirement Services, Inc. is the parent corporation of over 30 retirement, senior housing and healthcare facilities in Oregon, California and Texas and provides management, operations and development services to non-profit retirement committees owned by others. Mr. Becker began his career with Rogue Valley Manor in January 1978. Mr. Becker holds a B.S. degree from the University of Oregon and serves on the Board of Directors of PremierWest Bancorp, Medford, Oregon.

Dick Heimann became a director in 1970. In February 2007, Mr. Heimann was promoted to Vice Chairman of the Board of Directors. Prior to this, he served as our President of Corporate Affairs since January 2006. Prior to this, Mr. Heimann served as our Chief Operating Officer since 1996 and was appointed President in 1997. Mr. Heimann joined Lithia in 1970 as General Sales Manager, and later was promoted to General Manager and Partner of our first Dodge stores in Medford and Ashland, Oregon. He held various positions with us prior to becoming Vice President of Operations in 1979. Prior to joining us, he served as a service representative and district manager of Chrysler Corporation from 1967 to 1970. He has been a member of various state and national automobile industry organizations and community charities. Mr. Heimann is a graduate of the University of Colorado with a B.S. in Biology and Languages.

Maryann N. Keller became a director in May 2005. Ms. Keller currently serves as the principal of Maryann Keller and Associates, a firm providing consulting services to automotive clients. From July 1999 to November 2000, Ms. Keller served as the President of the Automotive Services unit of Priceline.com. She joined Priceline.com from Furman Selz, an investment banking firm, where she served as a managing director of the firm from 1986 to 1999. Prior to joining Furman Selz, Ms. Keller was portfolio manager with Vilas-Fischer Associates from 1983 to 1986, and served as automotive industry analyst with Kidder Peabody & Co. Inc. and Paine Webber from 1972 to 1983. Ms. Keller also served as Chairman of the Society of Automotive Analysts from 1994 to 1999. She is currently a director of Dollar Thrifty Automotive Group, Inc., a publicly-traded rental car company.

Bill Young became a director in March 1997. Currently, Mr. Young is an Executive Director at J.D. Power and Associates, a global marketing information firm specializing in consumer research for the automotive industry. From 1994 through July 2000, Mr. Young was the Chairman of the Board, President and Chief Executive Officer of Advanced Machine Vision Corporation, operating in the machine vision industry.  Prior to 1994, Mr. Young served with Volkswagen of America in various capacities for a period of 18 years, most recently as its President and Chief Executive Officer. Mr. Young also has extensive experience as an independent automotive marketing consultant.

The Board of Directors recommends a vote FOR each of the nominees named above.

DIRECTOR INDEPENDENCE

Under the New York Stock Exchange (“NYSE”) rules, a director is not independent if he or she has a direct or indirect material relationship with the Company or management. In accordance with its charter, the Corporate Governance Committee annually reviews the independence of all non-employee directors and nominees and reports its finding to the full Board of Directors, which makes a determination about the independence of each director. All transactions and relationships between each director or any member of his or her immediate family and Lithia, its consolidated subsidiaries and affiliates and management are reviewed. These transactions and relationships are reviewed in the context of the specific independence standards enumerated in the NYSE listing standards, as well as other business and personal relationships that could compromise the independent judgment of each director.  Other that the NYSE listing standards, we do not ascribe to categorical standards for determining independence, rather we review and evaluate the specific facts and circumstances relating to each transaction and relationship to determine whether it is a material relationship that could compromise the judgment of a director.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Becker, Taylor and Young and Ms. Keller are each deemed “independent.” In making this determination, the Board reviewed Mr. Becker’s relationship with our CEO arising from Mr. Becker serving as one of three board members charged with administering the Sid and Karen DeBoer Foundation, a benevolent trust created by Mr. DeBoer which is administered by the Oregon Community Foundation. Because he serves without compensation, because no one member has the ability to block or approve any action of the Foundation and because neither Mr. Becker nor any affiliate of his are potential beneficiaries of the Foundation, the Board concluded that Mr. Becker’s position with the Foundation does not impair or influence his ability to exercise his independent judgment as a director of Lithia.

LEAD INDEPENDENT DIRECTOR

In compliance with the Corporate Governance Guidelines, the Board of Directors annually appoints a “Lead Independent Director” who presides over all meetings of the independent directors. Thomas Becker was selected as the Lead Independent Director at the May 2006 Board meeting. Interested parties may contact the Lead Independent Director or the independent directors as a group by using the same contact procedures available to shareholders and interested parties for communicating with the Board of Directors (see, “Shareholder and Other Interested Parties Communications With Directors”).

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held four regular meetings and one special meeting during the year ended December 31, 2006 and took action pursuant to three unanimous written consents. During 2006, no director attended fewer than 75% of the meetings of the Board of Directors and any committees of which the director was a member. Throughout 2006, the standing committees of our Board of Directors were the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

The directors are expected to attend our annual meeting of shareholders, but are not required to do so.  All of our directors attended our 2006 Annual Meeting of Shareholders.

The Compensation Committee consisted of Messrs. Becker, Taylor and Young (Chairman) and Ms. Keller during 2006. All of the committee members are independent under NYSE listing standards. The Compensation Committee reviews the performance of Sidney DeBoer, our Chief Executive Officer, and establishes his base salary and incentive compensation. The Compensation Committee also approves the compensation for the other executive officers. The Compensation Committee also administers our 2003 Stock Incentive Plan, our 1998 Employee Stock Purchase Plan and our Executive Bonus Plan. The Compensation Committee held seven meetings during 2006. The current Compensation Committee Charter is available on our website at www.lithia.com.

The Audit Committee consisted of Messrs. Becker (Chairman), Taylor and Young and Ms. Keller during 2006. All of the members are independent as required by the NYSE listing standards. The Audit Committee is responsible for selecting and hiring our independent registered public accountants and for overseeing our accounting functions, our system of internal control established by management and the processes to assure compliance with applicable laws, regulations and internal policies. The Audit Committee held eleven meetings during 2006.

The current Audit Committee Charter is available on our website at www.lithia.com. Pursuant to the charter, each committee member, as determined in the business judgment of the Board, will be (a) “independent,” as that term is defined by the applicable securities regulations and listing standards; and (b) be financially literate and have the ability to read and understand basic financial statements. The Board has determined that all of the committee members satisfy these requirements.

The Corporate Governance Committee consisted of Messrs. Becker, Taylor (Chairman) and Young and Ms. Keller during 2006. The primary objective of the Corporate Governance Committee is to assist the Board of Directors in:

•                  identifying qualified individuals to become board members and recommending to the Board nominees for each annual meeting of the stockholders;

•                  determining the composition of the Board and its committees;

•                  developing and implementing a set of effective corporate governance policies and procedures;

•                  developing and enforcing a Code of Business Conduct;

•                  monitoring a process to assess the effectiveness of the Board, its members and its committees; and

•                  ensuring compliance with the NYSE listing standards.

The Corporate Governance Committee held two meetings during 2006.The current Corporate Governance Committee Charter is available on our website at www.lithia.com. Our Corporate Governance Guidelines are also available on our website at www.lithia.com.

Any of the Committee Charters and our Corporate Governance Guidelines may be obtained by interested parties by requesting a written copy of the document from our Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501.

AUDIT COMMITTEE FINANCIAL EXPERT

For 2006, the Board of Directors determined that Gerald Taylor, possesses the qualifications of an “audit committee financial expert,” as such term is defined in the securities regulations.

DIRECTOR QUALIFICATIONS AND NOMINATIONS

The Corporate Governance Committee is responsible for identifying and evaluating potential director nominees to fill any vacancies on the Board. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. As a result, the Corporate Governance Committee annually reviews the composition of the Board and evaluates the qualifications and contributions of the current directors in the context of the desired composition of the Board, our operating requirements and the long-term interests of our shareholders. Consequently, the qualifications required of individuals for consideration as a board nominee will vary according to the particular areas of expertise being sought as a complement to our existing Board composition at the time of any vacancy. Potential candidates are identified from various sources, including management, other board members, legal counsel, business leaders and other industry executives and directors. The Board has not used in the past, and does not anticipate using in the future, an outside director search firm to identify potential director nominees.

The Corporate Governance Committee evaluates potential nominees based on certain established criteria which include the individual’s diversity, age, skills, experience and other factors it deems appropriate given our needs and the needs of the Board in order to maintain a desired balance of knowledge, experience and capabilities. Qualified director nominees should possess high moral character and personal integrity, high level of leadership or managerial experience, knowledge relative to matters affecting our business, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of shareholders and our growth, the ability to dedicate sufficient time to Board activities and duties and, for independent directors, the absence of any conflicts of interest or material affiliations with the company.

We require all of our directors to sign, annually, a Confidentiality Agreement with the company to reinforce their commitment to protect our confidential information and our business reputation and to comply with applicable securities laws.

We seek to attract and retain qualified candidates for board membership, regardless of the origin of recommendation. The Corporate Governance Committee will consider potential nominees recommended by any record or beneficial shareholder. Shareholders may recommend individuals to the Corporate Governance Committee for consideration as potential director nominees by submitting a written recommendation to the Chairman of the Corporate Governance Committee in accordance with our Shareholder Communication Policy. To be considered for nomination to the following year’s Board of Directors, the written recommendation must be received at our principal executive office not less than 120 days prior to the first anniversary of the mailing of the preceding year’s proxy materials. For our 2008 Annual Meeting, the recommendation must be received no later than December 4, 2007.

The written recommendation must include the candidate’s name, together with appropriate biographical information, qualifications and background materials, a statement that the person submitting the recommendation is a shareholder entitled to vote in the election of directors and a consent to serve as director signed by the recommended individual. If the necessary information is received in a timely manner, the Corporate Governance Committee will evaluate the shareholder-recommended candidate using substantially the same process, and applying substantially the same criteria, as it uses to evaluate all other candidates. All qualified candidates are submitted to the Board for approval as director nominees. If the Board determines to nominate a shareholder-recommended candidate, the candidate’s name will be included in our proxy and submitted to shareholders for election.

Under Oregon law, shareholders also have the right to directly nominate director nominees at the meeting, without any action or recommendation on the part of the Corporate Governance Committee or the Board of Directors, by delivering written notice of the proposed nomination to the Secretary of Lithia Motors, Inc. at 360 E. Jackson Street, Medford, Oregon 97501, and the inclusion of a statement that such shareholder intends to attend the meeting to make the nomination. If the shareholder wants the nominee included in our proxy statement, the notice must be received at above address not less than 120 days prior to the first anniversary of the mailing of the preceding year’s proxy materials and must set forth all information required by Rule 14a-8 of the Securities Exchange Act of 1934, including, without limitation, the name, age, business address and residence address of each person being nominated, the principal occupation, or employment of such person, the class and number of shares of capital stock beneficially owned by the person, and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Securities Exchange Act of 1934. In addition, certain information must be provided about the shareholder or shareholder group making a nomination. Finally, a shareholder or shareholder group making a nomination must comply with all other applicable requirements of the Exchange Act, including providing a nominee’s consent to being named in a proxy statement and to serve as a director if elected.

EXECUTIVE OFFICERS

The following table identifies our current executive officers, the positions they hold, and the year in which they became an employee. Our officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s)	With Company Since
Sidney B. DeBoer	63	Chairman, Chief Executive Officer and Secretary	1968
M. L. Dick Heimann	63	Vice Chairman of the Board of Directors	1970
Bryan B. DeBoer	40	President and Chief Operating Officer	1989
R. Bradford Gray	55	Executive Vice President	1981
Don Jones, Jr.	44	Senior Vice President, Retail Operations	1989
Jeffrey B. DeBoer	42	Senior Vice President and Chief Financial Officer	1997

Information on the business backgrounds of Sidney B. DeBoer and M. L. Dick Heimann is provided in “Election of Directors” above.

Bryan DeBoer joined us in 1989 working in various capacities including General Manager of certain stores, Finance Manager and General Sales Manager.  In 1996, Mr. DeBoer began serving on the acquisition team and was promoted to Vice President, Acquisitions in 1997. In March 2000, Mr. DeBoer was promoted to Senior Vice President, Mergers and Acquisitions/Operations and on August 1, 2003, he was promoted to Executive Vice President, Mergers and Acquisitions/Operations. In January 2006, Mr. DeBoer was promoted to President and Chief Operating Officer. Mr. DeBoer has a B.S. degree from Southern Oregon University. Mr. DeBoer also graduated from the National Auto Dealers Association Dealer Academy in 1990, where he was trained in all operational aspects of auto retailing.

Brad Gray has served as Executive Vice President involved in acquisitions and human resources since 1996 and was also a director from 1997 until May 2005. From 1981 to 1995, he served in various capacities, including as General Manager of our Lithia Dodge (1989-1991) and Grants Pass (1991-1995) stores. Since 1975, Mr. Gray has held various positions in the automobile sales industry, including sales representative, sales manager and general manager.

Don Jones joined us in 1989 as a General Sales Manager after 13 years of auto retailing experience outside of Lithia. Mr. Jones has held various other positions including General Manager, Executive Manager and Regional Manager. In 1997, Mr. Jones was promoted to Vice President, Operations and in March 2000, he was promoted to Senior Vice President of Retail Operations. Mr. Jones holds degrees from Menlo College in Atherton, California and the University of Oregon.

Jeff DeBoer joined us in March 1997 as Vice President, Finance and Investor Relations.  In March 2000, Mr. DeBoer was promoted to Senior Vice President and Chief Financial Officer. Prior to joining Lithia, Mr. DeBoer was an equity analyst and sector fund manager at Fidelity Investments Japan from 1994 to 1997 and a Credit Officer at Fuji Bank, Ltd., in Tokyo, Japan from 1988 to 1992. Mr. DeBoer holds an undergraduate degree from Pomona College and an M.B.A. degree with a specialty in finance and investment management from London Business School. Mr. DeBoer also graduated from the National Auto Dealers Association Dealer Academy in 2002, where he was trained in all operational aspects of auto retailing.

COMPENSATION DISCUSSION AND ANALYSIS

Our Board of Directors is responsible for establishing and administering our compensation and employee benefit programs. In accordance with the Compensation Committee Charter, this Board duty has been delegated to the Compensation Committee (referred to in the analysis as the “Committee”), which annually reviews the executive compensation program and approves appropriate modifications to the senior executive compensation packages, including specific amounts and types of compensation used.  The Committee is responsible for establishing the compensation of the CEO; and in the context of our overall compensation goals and objectives, reviews and approves the recommendations of the CEO regarding compensation and incentive plans of other senior executive officers. The Committee also establishes the annual compensation of the non-employee directors and oversees the equity compensation plans, including the administration of the 2003 Stock Incentive Plan and the Employee Stock Purchase Plan.

The Committee is comprised of our four independent board members, and the members are appointed based on their respective business experience and understanding of compensation issues. The current members of the Committee are William Young, Gerald Taylor, Thomas Becker and Maryann Keller. Mr. Young currently serves as the Committee Chair.

Executive Compensation Philosophy and Objectives

The objective of our compensation program is twofold: (1) to provide a competitive, comprehensive compensation package to attract, retain and motivate highly talented personnel at all levels of our organization, but most importantly the senior management team; and (2) to provide incentives and rewards for implementing and accomplishing our short-term and long-term strategic and operational goals and objectives. Therefore, we strive to establish a compensation package that is competitive within the industry while maintaining and promoting the interests of the Company and all of our shareholders.  Additionally, whenever appropriate, the compensation is structured to maximize the tax benefits available to us and minimize compensation expenses.

We believe that specific levels of compensation should reflect the comparative management responsibility of the position, the value of the position in the marketplace and the competition for quality, key personnel in our industry. In addition to a competitive base salary, we provide as an incentive an annual cash bonus plan to reward our executive management team for attaining specific financial and operational goals for the year. We also offer equity-based incentives which encourage our executive officers and directors to focus on maximizing shareholder wealth long term and allow each person to participate in our long-term growth and financial success. In light of this combination of base salary, potential annual bonuses and the accumulated value of equity awards granted to each executive, we do not sponsor any retirement plan other than our 401(k) plan generally available to all of our employees, believing that the executives are adequately compensated to provide for their own retirement.

Establishing Compensation

The Committee is responsible for determining the compensation package of the CEO. For senior executive officers other than the CEO, the CEO recommends compensation packages for each, which is reviewed with the Committee and, after a discussion that may result in mutually agreeable changes, approved by the Committee. The Committee meets in executive session without the CEO to determine the amount or type of compensation to be paid to the CEO. Historically, the Committee has not retained outside consultants to assist in the determination of the type and level of compensation paid annually, and did not use consultants in determining pay for fiscal 2006. However, the Committee did engage an independent consultant to conduct a 360 degree review of the CEO together with the named executive officers and the Board of Directors. Although this review is subjective in nature and was not directly tied to our strategic goals, the leadership performance of the CEO is an important factor in the effective implementation and execution of our strategic plan and maintaining continued growth and year-over-year profitability.

Further, the Committee received advice and assistance from outside legal counsel and reviewed current articles regarding its responsibilities, changes in accounting rules and tax laws, alternative equity grant programs and emerging best practices.

While the Committee did not use benchmarking in setting the CEO’s compensation, it believed it helpful to know the specific levels and forms of compensation paid to the CEO of two groups of companies. It requested legal counsel to compile and prepare compensation data from the proxy statements for the two peer groups the Committee deemed most relevant.  The first group consisted of the relatively few publicly owned auto retailers and auto related retailers even though the Committee recognizes that most were significantly larger than us. However, the Committee also recognized that our executives have employment and ownership opportunities with dozens of privately-owned automotive dealer groups which can provide substantial financial rewards. The second peer group consisted of selected Pacific Northwest companies with market capitalization between $500 million and $850 million.

When determining the amount and form of annual compensation for the CEO, the Committee reviews the total compensation earned by our CEO relative to the total compensation earned by the CEO’s of the two peer groups. As part of this process, we used tally sheets as a comparative tool to reflect the total cash and non-cash compensation and wealth accumulation for the executives associated with their service.  The amount of salary for our CEO is based on competitive market factors, the success and growth of our Company and the relative pay level within the senior management team. The base salaries of executive officers other than the CEO are based in part on their respective responsibilities and the relative internal pay equity among the senior executives.

Our 2006 Support Services Bonus Plan (“Bonus Plan”), approved by shareholders in May 2006, is intended to compensate the executive for the annual year-to-year performance, while the equity awards are intended to reward long-term growth and align the interests of management with those of the shareholders. Because the payments under the Bonus Plan are purely performance based, prior bonus payments are not taken into consideration when setting the annual salaries or awarding options.  Additionally, because options mature and eventually expire or are exercised, we continue to award option grants to the CEO and other senior executives as additional incentive to increase shareholder value.  Annual stock option grants to the named executive officers have a five year service cliff vesting feature designed to ensure that the executives will always have multiple unvested options outstanding to maximize the job retention benefit of our option program.

The amount of the performance bonus each year is determined by formula set forth in the annual plan.  Management initially proposes the performance criteria and terms of the annual plan relative to the Company wide strategic and annual operational goals and objectives, and submits the plan to the Committee. The performance targets in the Bonus Plan are the same for all participants under the plan.  In 2006 a total of 75 officers and managers participated in the Bonus Plan. The Committee reviews the proposal, makes suggested changes and, after the final terms are agreed upon, approves the plan.  Following the end of the year, the Committee and management review our performance relative to the prior year’s written plan and determine the level of performance attained for that year and calculate the applicable bonuses. These calculations are reviewed and confirmed by our internal audit department in writing.  All bonuses are approved by the Committee and paid in the first quarter of the following year. Under the Bonus Plan, the Committee has the negative discretion to reduce bonus payments to the participants from the amounts achieved under the plan, but has not exercised that authority with respect to the named executive officers since 2000.

We attempt to maximize the tax benefits related to compensation expense; however, tax considerations are not the compelling factor in determining the annual compensation package or form of compensation.  With the adoption of SFAS No. 123R, “Share-Based Payment,” requiring the expensing of all forms of equity compensation, future awards may be structured to lessen our after-tax compensation expense.  For example, we recently changed the term of our stock option awards from ten years to six years, which helped reduce the amount of expense. The Committee intends all compensation to be IRC 162(m) compliant to permit us to be able to deduct, for federal income tax purposes, all compensation paid to the named executive officers. Accordingly, the Bonus Plan is performance based and, as required, was submitted to shareholders for approval. Periodically and whenever changes are made to the performance criteria, the revised plan will be resubmitted to shareholders for approval.

We have not entered into employment agreements with any of the named executive officers, nor do we have any specific change of control agreements other than provisions in all of our stock option grant agreements that accelerate vesting upon a change in control. Our executives are also eligible to participate in benefit programs generally available to all full time employees, including health and disability insurance and participation in a 401(k) plan.

Components of 2006 Executive Officer Compensation

We maintain a relatively simple compensation program compared to many other companies.  We provide a base salary, an annual cash performance bonus, equity grants and limited personal perquisites and benefits.

Base Salary

Base salaries are based on both financial and non-financial criteria, internal pay equity and current market conditions, including relative pay within the industry. We use peer company comparisons to affirm reasonableness and competitiveness of senior executive salaries. Base salaries are established at the beginning of each year; however, any changes in base salary in a given year do not become effective until March 1 of that year. Therefore, the actual payment of the current year base salary runs from March of that year through the end to February of the following year.

Based on comparative compensation information reviewed, the Company’s prior year’s performance and an internal pay equity analysis, the Committee determined to increase the CEO’s base salary by 16.7%.  The base salaries for 2006 for the other named executives was increased by 4.0% - 6.1%, except for Bryan DeBoer, who received an increase of 8.3% reflecting his new job responsibilities related to his promotion to President.

Bonus Compensation

2006 Discretionary Support Services Bonus Plan

Senior management recommended certain performance goals and objectives for 2006 to reflect our underlying strategic and operational objectives. These performance goals and objectives are incorporated into the 2006 Bonus Plan approved by the Committee. The performance criteria fell into three different categories approved by stockholders: Financial Performance Objectives, Non-Financial Performance Objectives and Project Related Objectives. Each of these categories was further broken down into sub-categories that were assigned specific target objectives. Some categories had several ranges of performance, while others were attained or not attained (i.e. Project Related Objectives).  Each of these sub-categories was assigned a percentage, with a range of percentages assigned to a range of performance criteria. Collectively, all of the assigned percentages equaled 100%, meaning that if all of the sub-category performance levels were attained at their highest level, the executive would be entitled to receive 100% of the maximum bonus. If none of the minimum performance levels were attained, the executive would receive no bonus. The Financial Performance Objectives were weighed more heavily than the other objectives, ranging from a minimum of 23% to a maximum of 47% of the maximum bonus. The Non-Financial Objectives comprised a minimum of 12% up to a maximum of 21%, while the Project

Related Objectives comprised a maximum of 32%. If the minimum performance threshold was attained for each category, the performance percentage would have been 67%.

The 2006 Bonus Plan provided for a maximum bonus payment equal to 150% of the named executive officer’s base salary. The actual bonus amount was dependent upon the performance percentages attained under the 2006 Bonus Plan objectives. The Committee recognized that the potential bonuses available to the executives could have been substantial, but believed that such rewards would be merited if the goals were fully achieved. The Committee also believed that the overall performance criteria established in the 2006 Bonus Plan were aggressive when the prior year’s performance and the management’s internal projections were compared with the goals established under the plan. For 2006, the actual performance percentage achieved was 35%. For 2000 through 2005, the performance percentages achieved under prior bonus plans were 73.3%, 40.0%, 40.0%, 63.3% and 71.5%, respectively.

The performance criteria for 2006 were as follows:

Financial Performance Objectives:

•                  Pre-tax Net Profit;

•                  Return on Average Equity;

•                  Pre-tax Net Margin Retention;

•                  Company Revenue/Net Profit Growth;

•                  Used Vehicle Department Revenue and Gross Profit Growth; and

•                  Fixed Departments Revenue/Gross Profit Growth.

Non-Financial Performance Objectives

•                  Percentage of Dealerships meeting Manufacturer Minimum Sales Requirements;

•                  Satisfying Manufacturer Criteria to Acquire Dealerships;

•                  Percentage of Dealerships meeting or exceeding Manufacturer Sales Satisfaction Scores; and

•                  Percentage of Dealerships meeting or exceeding Manufacturer Service Satisfaction Scores.

Project Objectives (these objectives generally are operational in nature)

•                  Implementation of Company Programs to Increase Used Car Sales;

•                  Achieving Prescribed Levels of Documentation Processing for Vehicle Purchases; and

•                  Implementation of Dealership Management Systems and Human Resource Development.

Equity Awards

2003 Stock Incentive Plan

The 2003 Stock Incentive Plan provides for the issuance of non-qualified stock options, stock- settled stock appreciation rights, stock awards, stock units and performance awards. Initially, we only used stock option grants as the form of equity compensation as an incentive for management, the Board of Directors and senior managers in our company. Prior to the adoption of SFAS No. 123R and the resulting expensing of all equity compensation, stock options received more favorable accounting treatment than other forms of equity awards. However, with the adoption of SFAS No. 123R, all forms of equity compensation are now treated the same for accounting purposes.  Consequently, we changed our grant practices. With respect to our store general managers (“GMs”), we do not grant any awards outright but permit each GM to elect to either take their achieved bonuses in cash or, alternatively, receive a restricted stock award equal to three times that amount but with a four-year cliff vesting. Nearly three quarters of our GMs have elected to receive the restricted share grants rather than requesting their 2006 bonuses in cash. We believe this program will foster their ownership interest and provide a significant retention incentive since termination of employment prior to vesting will generally result in the loss of the shares. With respect to other officers below the named executive officers, we award time-vested restricted stock but at SFAS No. 123R costs significantly lower than the projected costs of the stock option award levels made in 2004 and previous years.

No change was made in the grant practices for the named executive officers in 2005 or 2006 as the Committee believed their long-term incentive rewards should be directly tied to the interests of shareholders and an increase in Lithia’s share price. Nonetheless, the Committee intends to consider the use of other performance-based equity grants to the executive officers in the future.

With the pending adoption of SFAS No. 123R in 2004, we revised our option granting policy to reduce the compensation expense associated with the awards by reducing the term of each new option from 10 years to six years.  All options are granted with an exercise price equal to the market value on the day of grant and cliff vest five years after the date of grant. The number of options granted to individuals is based entirely on the subjective judgment of the Committee. We also use stock options and stock awards as a significant portion of the compensation paid to our non-employee directors. The options to these directors are fully exercisable six months after the grant date.

Employee Stock Purchase Plan

We also maintain an Employee Stock Purchase Plan which is available to all eligible full-time employees.  This is a tax-qualified plan designed to encourage employees to participate in the ownership and growth of the Company. This plan permits participants to contribute a part of their annual pay, up to $25,000 annually, which is used to purchase our Class A Common stock each quarter at a price equal to 85% of the then market price. Because of limitations imposed by applicable tax regulations, our directors and all but one named executive officer were ineligible to participate in this plan.

Other Compensation

We make contributions to the 401(k) accounts of all participating named executive officers on the same terms as those of other participants in our 401(k) plan and provide health and disability insurance for the named executive officers under the same plans as for other non-executive employees. We also provide an automobile allowance to our named executive officers and pay premiums on a long-term disability insurance policy for each.

Each year, we sponsor a business event in Hawaii for the high-achieving general managers of our dealerships. These qualifying dealership general managers, their regional managers and the named executive officers are all invited and encouraged to bring their spouses.  Each attendee is responsible for the cost of the spouses’ attendance; however, the Company pays to each attendee whose spouse also attended an amount equal to the estimated after-tax cost to the individual.  All but one of the named executive officers and their respective spouses were in attendance in 2006.

We believe that the current mix and amount of compensation provides a competitive compensation package for our named executive officers, properly balancing the compensatory features with the performance features and providing incentive to implement and execute our short-term and long-term strategic and operational plans.

Director Compensation

In setting compensation for our non-employee directors, the Committee reviewed a survey of compensation paid to directors of the other publicly-held automotive retailers and other public companies in the Pacific Northwest of similar market capitalization. For the 2005-2006 service year, director compensation was set based on attendance and committee service. Each director received a set cash fee plus cash and stock awards for attending meetings and serving on committees.

In 2006, based on the survey information, we changed the compensation structure for the 2006-2007 service year, with each non-employee director to receive:

•                  A monthly retainer fee of $3,000;

•                  plus $5,000 for each personal attendance at the regularly scheduled quarterly board and committee meetings;

•                  a stock option award in the amount of 2,000 shares; and

•                  a stock grant of 1,200 shares, plus an additional 100 shares for the audit committee chairperson.

The stock options are granted at the same time as the other annual stock options awarded in the first quarter of each year. The stock options vest after six months and have a term of six years. All stock grants are made after the annual shareholder meeting following a year of service and are subject to such director completing the year of service. All stock grants to directors are subject to a written agreement with the director that prohibits sale of such shares until the earlier of 3 years after the date of grant or 1 year after termination of board service.

We also offer our non-employee directors the opportunity to defer receipt of their director compensation through our Outside Director Non-Qualified Deferred Compensation Program. Under this program, the non-employee directors may defer receipt of all or a portion of their cash compensation and stock award.  The cash portion accrues interest annually at a rate equal to our interest rate on our used car flooring line as of December 31 of the prior fiscal year.  For funds deferred in 2006, the rate was 7.14%.

Stock Option Grant Date Practices

We award stock options and restricted stock awards to all persons selected to receive an award on the same date. The exercise price for stock options is determined in accordance with the terms of the 2003 Stock Incentive Plan which defines the fair market value as the average price between the high and low on the date of grant.  The expected date of grant is on or about March 10 of each year. Prior to 2004, we granted awards at the end of each year, but such a practice resulted in stock option awards expiring in closed window periods preventing the executive officers and certain other recipients from being able to sell a part of the shares received to cover the exercise price and any required tax withholding because the Company would be in a regularly scheduled closed window period until the year-end earnings were released to the public. Consequently, we changed the grant date to a date in the first quarter which coincides with the payment of the cash bonus under the Company’s 2006 Discretionary Support Services Bonus Plan and also feel after the release of year-end financial results and outside the regularly scheduled closed window period for the first quarter. Other than in the context of the foregoing, we do not consider the release of earnings information when granting awards.

All stock options and restricted stock awards are reviewed and approved at a Committee meeting in the first quarter of each year. The Committee approves the grants for each recipient and selects on or about March 10 as the effective date for such grants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included elsewhere in the proxy statement, with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Thomas Becker	Gerald F. Taylor
Maryann N. Keller	William J. Young (Chair)

EXECUTIVE COMPENSATION

Summary Compensation Table for the Year Ended December 31, 2006

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our (i) Principal Executive Officer (“PEO”); (ii) our Principal Financial Officer (“PFO”); and (iii) our four other executive officers (herein collectively referred to as the “named executive officers”) for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Sidney B. DeBoer Chairman, CEO and Secretary	2006	822,500	184,806	441,000	22,532	1,470,838

Jeffrey B. DeBoer Senior Vice President and CFO	2006	416,000	100,200	220,500	18,897	755,597

M. L. Dick Heimann President of Corporate Affairs and Director	2006	620,000	169,877	327,600	19,293	1,136,770

Bryan B. DeBoer President and Chief Operating Officer	2006	616,000	124,989	327,600	23,783	1,092,372

R. Bradford Gray Executive Vice President	2006	560,000	129,357	296,100	13,899	999,356

Don Jones, Jr. Senior Vice President, Retail Operations	2006	560,000	100,200	296,100	20,279	976,579

(1)          These amounts reflect the amount of the SFAS No. 123(R) compensation expense recognized for 2006 relating to the unvested stock options held by each named executive officer, including any award made in 2006. The amounts were determined using the Black-Scholes valuation model. See Note 14 of Notes to Consolidated Financial Statements included in our Annual Report for the year ended December 31, 2006 for the valuation assumptions and other information related to our stock and option awards during 2006.

(2)          All Other Compensation in 2006 included an auto allowance for certain of the named executive officers, company 401(k) contributions for certain named executive officers, long-term disability insurance premiums, payment for reimbursement of spouse attending company sponsored management achievement retreat in Hawaii and related income taxes associated with such payment.

The Compensation Committee approves the final executive officer compensation package at its regularly scheduled meeting in February each year, effective March 1. Therefore, the salary reflected in the Salary column in the Summary Compensation Table is comprised of two months at the annual rate established for 2005 and 10 months at the 2006 rate. Depending on the amount of compensation related to expensing of unvested stock options, the base salary comprised approximately 55% of the total compensation earned for 2006.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Sidney B. DeBoer	03/01/06	12,600	—	1,260,000	—		—	—
	03/10/06	—	—	—	24,000	(3)	31.67	263,520
Jeffrey B. DeBoer	03/01/06	6,300	—	630,000	—		—	—
	03/10/06	—	—	—	14,000	(3)	31.67	153,720
M. L. Dick Heimann	03/01/06	9,360	—	936,000	—		—	—
	03/10/06	—	—	—	18,000	(3)	31.67	197,640
Bryan B. DeBoer	03/01/06	9,360	—	936,000	—		—	—
	03/10/06	—	—	—	18,000	(3)	31.67	197,640
R. Bradford Gray	03/01/06	8,460	—	846,000	—		—	—
	03/10/06	—	—	—	14,000	(3)	31.67	153,720
Don Jones, Jr.	03/01/06	8,460	—	846,000	—		—	—
	03/10/06	—	—	—	14,000	(3)	31.67	153,720

(1)       The 2006 Discretionary Support Services Bonus Program is structured such that the final bonus amount is tied directly to Lithia’s performance for the year and is a single, definitive amount based on the performance criteria attained during the fiscal year. As a result, depending on which criteria are satisfied and to what extent, the bonus could range from a minimum of 1.5% to a maximum of 150% of base salary (when all elements are satisfied at the highest level). Therefore, there is no “target” amount.

(2)       All equity awards for the Company and the performance criteria for the 2006 Discretionary Support Services Bonus Program were approved by the Board of Directors at the regular board meeting on February 24, 2006, with the stock options to be granted on March 10, 2006 at the fair market value on that date in accordance with the terms of the 2003 Stock Incentive Plan, which is defined as the average between the high and the low trading price on the date of grant. The closing price on the date of grant was $31.82. Each equity incentive award vests as to 100% on the five-year anniversary of the grant date, March 10, 2011.

(3)       This amount reflects the estimated fair value on the date of grant determined pursuant to SFAS No. 123R using the Black-Scholes valuation model. Each award had an estimated per share valuation equal to $10.98. See Note 14 of Notes to Consolidated Financial Statements included in our Annual Report for the year ended December 31, 2006 for the valuation assumptions and other information related to our stock and option awards during 2006. This total amount will be proportionately recognized as compensation expense over a five-year period beginning on the date of grant, with the portion attributable to 2006 reflected as a component of the amount in the Option Awards column of the Summary Compensation Table.

Outstanding Equity Awards

The following table sets forth the outstanding equity awards held by the named executive officers as of December 31, 2006:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/Sh)	Option Expiration Date
Sidney B. DeBoer	22,010			16.75	01/06/10
	16,000			1.00	12/26/10
	31,788			11.81	12/26/10
	16,000			19.24	12/26/11
		16,000	(1)	15.13	12/26/12
		16,002	(2)	29.42	03/11/10
		20,001	(3)	27.58	03/10/11
		24,000	(4)	31.67	03/10/12
Jeffrey B. DeBoer	4,000			16.50	01/01/09
	24,000			16.75	01/06/10
	8,000			1.00	12/26/10
	8,000			19.24	12/26/11
		8,000	(1)	15.13	12/26/12
		8,001	(2)	29.42	03/11/10
		12,000	(3)	27.58	03/10/11
		14,000	(4)	31.67	03/10/12
M. L. Dick Heimann	22,010			16.75	01/06/10
	16,000			1.00	12/26/10
	31,788			11.81	12/26/10
	16,000			19.24	12/26/11
		16,000	(1)	15.13	12/26/12
		16,002	(2)	29.42	03/11/10
		18,000	(3)	27.58	03/10/11
		18,000	(4)	31.67	03/10/12
Bryan B. DeBoer	4,000			16.50	01/01/09
	24,000			16.75	01/06/10
	8,000			1.00	12/26/10
	8,000			19.24	12/26/11
		8,000	(1)	15.13	12/26/12
		12,000	(2)	29.42	03/11/10
		16,002	(3)	27.58	03/10/11
		18,000	(4)	31.67	03/10/12
R. Bradford Gray	8,000			16.50	01/01/09
	28,000			16.75	01/06/10
	12,000			1.00	12/26/10
	12,000			19.24	12/26/11
		12,000	(1)	15.13	12/26/12
		12,000	(2)	29.42	03/11/10
		14,001	(3)	27.58	03/10/11
		14,000	(4)	31.67	03/10/12
Don Jones, Jr.	24,000			16.75	01/06/10
	8,000			1.00	12/26/10
	8,000			19.24	12/26/11
		8,000	(1)	15.13	12/26/12
		8,001	(2)	29.42	03/11/10
		12,000	(3)	27.58	03/10/11
		14,000	(4)	31.67	03/10/12

(1)          Vests as to 100% of the covered shares on the fifth anniversary of the grant date, which is December 26, 2007.

(2)          Vests as to 100% of the covered shares on the fifth anniversary of the grant date, which is March 11, 2009.

(3)          Vests as to 100% of the covered shares on the fifth anniversary of the grant date, which is March 10, 2010.

(4)          Vests as to 100% of the covered shares on the fifth anniversary of the grant date, which is March 10, 2011.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We do not have any employment agreements or any other agreements or understandings with any of the named executive officers that provide for supplemental payments after the executive’s employment terminates or in the event of a change of control. The only effective change-in-control provision relates to the acceleration of outstanding stock options, which is present in all of our stock option and restricted share agreements. If a change-in-control event occurred on December 31, 2006, the following amounts would potentially be realized by each of the named executives upon the acceleration of their outstanding stock options using the closing share price of $28.76 on that date.

Sidney B. DeBoer	$241,681
Jeffrey B. DeBoer	123,200
M. L. Dick Heimann	239,320
Bryan B. DeBoer	127,922
R. Bradford Gray	180,081
Don Jones, Jr.	123,200

COMPENSATION OF DIRECTORS

The following table summarizes compensation paid to members of our Board of Directors during calendar 2006, which represents the 2006 portion of both the 2005-2006 Board term and the 2006-2007 Board term:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings		Total ($)
Thomas Becker	43,500	32,220	20,858	—		96,578
Maryann N. Keller	45,000	28,998	20,858	257	(3)	95,113
Gerald F. Taylor	43,500	28,998	20,858	—		93,356
William J. Young	42,000	28,998	20,858	—		91,856

(1)       The amount set forth in the stock awards column reflects the value of each award as of the grant date and a share price of $32.20. Mr. Becker received 1,000 shares and the other directors each received 900 shares. These shares were fully vested on the date of grant.

(2)       At its regular board meeting held on February 24, 2006, in conjunction with the review and approval of all equity awards for management and other Company employees, the Board of Directors approved as partial board compensation, stock option grants to each non-employee director to be issued on March 10, 2006, with an expiration date of March 10, 2012. The exercise price for those grants was $31.67, which represented the average between the high and low trading price on the date of grant. The closing price on that date was $31.82. These option awards vest six months after the grant date and the amount included in this column is the SFAS No. 123R estimated fair value of the award on the grant date. See Note 14 of Notes to Consolidated Financial Statements included in our Annual Report for the year ended December 31, 2006 for the valuation assumptions and other information related to our stock and option awards.

(3)       Ms. Keller elected to defer the receipt of 900 shares of Class A common stock under the Outside Director Non-Qualified Deferred Compensation Plan. This amount represents the dividends earned on the deferred common stock and interest earned thereon.

Directors serve from annual meeting to annual meeting rather than on a calendar year. The cost of director services for the Company, however, are accounted for on a calendar year. The fees reflected in the column “Fees Earned or Paid in Cash” in the above table are the actual fees earned in 2006. The option and stock awards reflect the amounts actually expensed during the year. All stock and option awards are granted pursuant to a previously approved compensation package for board members. Stock awards are granted in June of each year following twelve months of service and option awards are granted in March each year. The amounts reflected in the columns “Stock Awards” and “Option Awards” are the compensation expense recognized by the Company in 2006; however, because directors serve from annual meeting to annual meeting, only half of this amount is attributable to services performed in 2006, the other half being attributable to the last half of 2005.

Under the Outside Directors Nonqualified Deferred Compensation Plan adopted by the Board on November 22, 2005, non-employee directors may elect to defer receipt of all or any portion of their board service compensation. If stock compensation is deferred, the director’s deferral account, which is maintained for accounting purposes only, will be credited with the stock and any cash or stock dividends, stock splits or the like that would have been paid or issuable with respect to the deferred shares. The cash component of the deferral account, including all deferred cash compensation and other cash interest and dividends credited to the account, will accrue interest at an annual rate equal to the interest rate on our used car flooring line of credit, by reference to such rate as of the last business day of the preceding year. The deferred compensation will be paid to the director beginning within one month following termination of the director’s service on the board, either in a lump sum or installments, based on the director’s election prior to the deferral.

Equity incentive awards outstanding at December 31, 2006 for each independent Director were as follows:

Name	Unvested Stock Awards (#)	Option Awards (#)
Thomas Becker	—	10,000
Maryann N. Keller	—	2,000
Gerald F. Taylor	—	10,000
William J. Young	—	10,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 9, 2007, certain information with respect to ownership of our common stock of (i) each director, (ii) each executive officer, (iii) all persons known by us to be beneficial owners of more than 5% of any class of our common stock, and (iv) all current executive officers and directors as a group.

		Number of	Percent of Shares
Shareholder	Class(1)	Shares(2) (3)	Outstanding(3)
Lithia Holding Company, LLC(4) (5)	Class B	3,762,231	100%

Sidney B. DeBoer(4) (5)	Class A	215,094	1.4%
	Class B	3,762,231	100%

FMR Corp.(6)	Class A	2,374,847	15.0%
82 Devonshire Street
Boston, Massachusetts 02109

Dimensional Fund Advisors Inc.(7)	Class A	1,307,724	8.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Morgan Stanley(8)	Class A	867,780	5.5%
1585 Broadway
New York, NY 10036

AMVESCAP PLC(9)	Class A	821,708	5.2%
30 Finsbury Square
London EC2A 1AG, England

M. L. Dick Heimann (4) (5)	Class A	268,620	1.7%
R. Bradford Gray (4) (5)	Class A	105,712	*
Don Jones, Jr. (4)	Class A	87,213	*
Bryan B. DeBoer (4) (5)	Class A	38,000	*
Jeffrey B. DeBoer(4) (5)	Class A	48,564	*
Thomas Becker (4)	Class A	26,200	*
Gerald F. Taylor (4)	Class A	22,600	*
William J. Young (4)	Class A	12,600	*
Maryann N. Keller (4)	Class A	2,900	*

All current executive officers and directors as a	Class A	827,503	5.1%
group (10 persons)	Class B	3,762,231	100%

*Less than one percent

(1)       The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to 10 votes per share and is convertible into Class A common stock on a share-for-share basis at the option of the holder thereof or under certain other circumstances.

(2)         Includes shares subject to options exercisable within 60 days of March 9, 2007, shares held in 401(k) accounts and shares held by spouses as follows:

Name	Options exercisable within 60 days	Shares held in 401(k) account	Shares held by spouse
Sidney B. DeBoer	85,798	—	—
M. L. Dick Heimann	85,798	15,964	26,738
R. Bradford Gray	60,000	—	—
Don Jones, Jr.	40,000	12,166	—
Bryan B. DeBoer	32,000	—	—
Jeffrey B. DeBoer	44,000	2,853	—
Thomas Becker	10,000	—	—
Gerald F. Taylor	10,000	—	—
William Young	10,000	—	—
Maryann N. Keller	2,000	—	—
All current executive officers and directors as a group	379,596	30,983	26,738

Mr. Sidney DeBoer’s shares and the all current executive officers and directors as a group shares also include 79,500 Class A shares held by the DeBoer Family LLC and all Class B shares held by Lithia Holding Company, LLC, which Mr. Sidney DeBoer controls.

(3)       Applicable percentage of ownership is based on 15,872,601 shares of Class A common stock outstanding and 3,762,231 shares of Class B common stock outstanding as of March 9, 2007, together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated, the beneficial owner is deemed to have sole voting and dispositive power with respect to all shares held.  Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 9, 2007 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(4)       The shares owned by each executive officer may be held in a brokerage account and certain executive officers may have margin loans secured by the entire account assets, which could include shares of Class A Common stock that could be sold by the broker to satisfy a potential margin call.  Additionally, Sidney B. DeBoer has pledged 1,000,000 shares of Class B common stock to secure a personal loan. Such person can be reached c/o 360 E. Jackson Street, Medford, Oregon 97501.

(5)       Sidney DeBoer, as the manager of Lithia Holding Company and pursuant to the terms of its operating agreement, has the sole voting and investment power with respect to all of the Class B common stock.  Accordingly, all shares held by Lithia Holding Company are deemed beneficially owned by him. The following table gives tabular information regarding the ownership of Lithia Holding Company, LLC:

	Units Owned
Unit Holder	Number	Percent
DeBoer Family LLC	46,167	48.9%
Heimann Family LLC	34,875	36.9%
R. Bradford Gray	7,000	7.4%
DeBoer Insurance, LLC	4,990	5.3%
Sidney B. DeBoer Trust	1,425	1.5%
	94,457	100.0%

Sidney B. DeBoer is the manager of the DeBoer Family LLC, whose members include Mr. DeBoer, his spouse and other family members. M. L. Dick Heimann is the manager of the Heimann Family LLC, whose members include Mr. Heimann and other family members. Bryan DeBoer is the manager of DeBoer Insurance, LLC, whose members are Bryan B. DeBoer, Jeffrey B. DeBoer and Mark D. DeBoer.  Sidney B. DeBoer is the trustee and owner of the Sidney B. DeBoer Trust.

(6)         Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by FMR Corp. (“FMR”). The beneficial ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 1,228,700 of the shares. FMR has sole voting power with respect to 335,547 shares and sole dispositive power with respect to all 2,374,847 shares.

(7)         Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by Dimensional fund Advisors Inc., a registered investment adviser.

(8)         Based solely on information provided on Schedule 13G filed with the Securities and Exchange Commission by Morgan Stanley, a parent holding company. Morgan Stanley has sole voting power with respect to 826,269 shares and sole dispositive power with respect to all 867,780 shares.

(9)         Based solely on information provided on Schedule 13G filed with the Securities and Exchange Commission by AMVESCAP PLC, a parent holding company. One entity, AIM Funds Management Inc., a wholly-owned subsidiary of AMVESCAP PLC and a registered investment adviser, is deemed to be the beneficial owner of 804,600 of the shares. AMVESCAP PLC has sole voting and dispositive power with respect to all 821,708 shares.

SHAREHOLDER AND OTHER INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted a Shareholder and Interested Party Communication Policy to promote more efficient shareholder and interested party communications with the Board and management. Our Investor Relations Department is responsible for receiving and routing all shareholder and interested party communications. Corporate governance issues are the responsibility of the Corporate Governance Committee. Our Audit Committee handles concerns or allegations regarding possible violations of accounting or financial reporting matters. Management is the more appropriate group for handling all other matters and we encourage you to contact them accordingly.

All correspondence with the Board of Directors or its members must be in writing, directed to the attention of either the Board of Directors or an individual director and delivered to: Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. A complete copy of our Shareholder Communications Policy is available on our website at www.lithia.com and interested persons may obtain a written copy from the Investor Relations Department.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee reviews all potential conflicts of interest and transactions with related parties.  Although we do not maintain a written policy or have written procedures for such review, our Code of Ethics imposes an obligation on each director and executive officer to disclose any potential conflict of interest involving such person and the Company. The Audit Committee reviews and approves all such transactions. Additionally, as regular course of conduct, the Board of Directors reviews and ratifies all transactions and relationships involving immediate family members of any director and named executive officer.

In 2006, Mark DeBoer, son of CEO, Sidney B. DeBoer, and brother of President, Bryan B. DeBoer, and of CFO, Jeffrey B. DeBoer, joined Lithia as the Vice President of Real Estate. The Compensation Committee reviewed and ratified his annual salary of $480,000 and other compensatory arrangements, which included a bonus related to 2006 of $84,000.

During 2006, the Company owned and operated corporate aircraft for business use. During the year, the Board of Directors adopted a new policy permitting a limited number of executives and one board member to lease the aircraft under a “dry-lease” arrangement on terms made available to other third parties and at a rate believed by the Compensation Committee to be fair and in the economic interest of the Company. No executive officer or director availed themselves to this opportunity during 2006. Prior to the adoption of this policy, Sidney B. DeBoer, the CEO, utilized one aircraft for a single, personal in-state flight and reimbursed the Company for all costs totaling less than $1,000. No compensation benefit was recognized or recorded.

During 2006, the Compensation Committee also approved the assignment to Sidney B. DeBoer of approximately 19% of the potential death benefits payable under a $37.3 million Key-Man term life insurance policy owned by the Company on his life. At the time of the assignment, the policy had no cash value. Pursuant to the split-dollar agreement, Mr. DeBoer pays his full prorated share of the premium on such insurance policy. No compensation benefit was recognized or recorded.

CODE OF ETHICS

We adopted a Code of Business Conduct that applies to all of our directors, officers and employees, including our principal executive, financial and accounting officers. A complete copy of our Code of Business Conduct is available on our website at www.lithia.com, or you may request a copy by mail from our Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501.  We intend to publicly disclose all amendments to and waivers of the Code of Business Conduct on our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors was composed of Messrs. Becker, Taylor and Young (Chairman) and Ms. Keller during 2006. All members of the Compensation Committee are non-employee, independent directors. Although Sidney DeBoer, our Chief Executive Officer, served on our Board of Directors in 2006 and participated in compensation discussions, he did not participate in any deliberations or decisions regarding his own compensation. During 2006, none of our executive officers served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee retained KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2006. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of the firm if such representative so desires, and will be available to respond to appropriate shareholder questions.

Fees Paid to KPMG LLP Related to Fiscal 2006 and 2005

	2006	% approved by Audit Committee	2005	% approved by Audit Committee
Audit Fees	$872,500	100%	$695,000	100%
Audit Related Fees(1)	—	—	3,400	100%
Tax Fees	—	—	—	—
All Other Fees	—	—	—	—
	$872,500		$698,400

(1)                     Audit Related Fees in 2005 include fees for the preparation of a debt covenant compliance letter for one of our lenders.

Pre-Approval Policies

All audit and non-audit services performed by KPMG LLP, and all audit services performed by other independent registered public accounting firms, must be pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, audits of employee benefit plans, tax compliance assistance, tax consulting and assistance with executing our acquisition strategy.  KPMG LLP may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including, but not limited to, any bookkeeping or related services, information systems consulting, internal audit outsourcing, legal services and management or human resources functions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors reports to the Board and is responsible for assisting the Board in fulfilling its oversight responsibilities relating to (a) the preparation and integrity of Lithia’s financial statements; (b) the engagement of the independent registered public accounting firm and the evaluation of their performance, qualifications and independence; (c) the implementation and evaluation of Lithia’s internal accounting and financial controls, procedures and policies; and (d) the compliance with certain legal and regulatory requirements, including programs and policies established by management or the Board. The current charter was amended on February 23, 2007 and is available on our website at www.lithia.com.

In discharging our responsibilities, we have met with Lithia’s management and its independent registered public accounting firm, KPMG LLP, to review Lithia’s accounting functions and the audit process. We discussed and reviewed with the independent registered public accounting firm all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. We also discussed and reviewed the results of the independent registered public accounting firm’s audit of Lithia’s financial statements, the quality and adequacy of Lithia’s internal control and issues relating to auditor independence. We also obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” and discussed with the auditors any relationships that may impact their objectivity and independence.

Based on our review and discussions with Lithia’s management and independent registered public accountants, we recommended to the Board that the audited financial statements be included in Lithia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

We also meet regularly with Lithia’s internal audit manager to review the nature and extent of Lithia’s internal controls, the review procedures performed by internal audit regarding such controls and the frequency and results of such reviews. We note that a follow-up procedure is in place to monitor any corrective actions that have been recommended.

Submitted by:

Thomas Becker (Chair)

Maryann N. Keller

Gerald F. Taylor

William J. Young

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, (“Section 16”) requires our executive officers and directors and all persons who beneficially own more than 10% of our common stock (referred to as “ten percent shareholders”) to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership and all subsequent changes in their ownership of our common stock and other equity securities.

Based solely on the review of copies of the forms provided to us and the representations by the executive officers, directors and ten percent shareholders, we believe, to the best of our knowledge, that all Section 16(a) filing requirements were met for fiscal year ended December 31, 2006, except for one stock award to Ms. Linda Ganim, our Chief Accounting Officer, that was inadvertently missed and subsequently filed late on an amended Form 4.

OTHER BUSINESS AND SHAREHOLDER PROPOSALS

We know of no other business to be conducted at the Annual Meeting. Proposals intended to be presented by any shareholder at our 2008 Annual Meeting must be received by us in writing at our principal office no later than December 4, 2007 (120 days prior to the anniversary of the mailing of the prior years’ proxy materials) and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in our proxy statement for that meeting.

FORM 10-K

We will provide, without charge, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Written requests should be mailed to the attention of Investor Relations, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. You may also find our Form 10-K on our website at www.lithiamotors.com.

Dated:  April 2, 2007

LITHIA MOTORS, INC.

Revocable Proxy for Annual Meeting of Shareholders to be Held on May 10, 2007

The undersigned hereby appoints Sidney B. DeBoer and M. L. Dick Heimann, and each of them, proxies of the undersigned, each with full power of substitution to represent and to vote on behalf of the undersigned all shares of Class A Common Stock of Lithia Motors, Inc. at the annual meeting to be held at 4:00 p.m. on Thursday, May 10, 2007, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1.	Election of Directors	FOR all nominees listed below except as marked to the contrary below
WITHHOLD AUTHORITY to vote for all nominees listed below

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

Sidney B. DeBoer	M. L. Dick Heimann	Thomas Becker
William J. Young	Maryann N. Keller

Other Matters.  At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR.

Dated	, 2007

Signature of Stockholder(s)

Signature of Stockholder(s)

Please date and sign above exactly as your name appears on your stock certificate(s) (which should be the same as the name on the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable.  A corporation must sign its name by the president or other authorized officer.  All co-owners must sign.